NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full Year 2012 Results
___________________________________________

Full Year Operating EPS of $4.47 up 13% from 2011
ROE of 12.0% on Full Year Income from Operations of $1.3 Billion
Book Value Per Share, excluding AOCI of $41.11 up 15%

Philadelphia, PA, February 6, 2013 – Lincoln Financial Group (NYSE:LNC) today reported net income for the fourth quarter of 2012 of $320 million, or $1.14 per diluted share, compared to a net loss in the fourth quarter of 2011 of $541 million, or $1.82 per diluted share.  Fourth quarter income from operations was $310 million, or $1.10 per diluted share, compared to $277 million, or $0.91 per diluted share, in the fourth quarter of 2011.

Net income for the full year of 2012 was $1.3 billion, or $4.56 per diluted share, compared to $221 million, or $0.69 per diluted share available to common stockholders, in 2011. For the full year 2012, income from operations was $1.3 billion, or $4.47 per diluted share, compared to $1.2 billion, or $3.94 per diluted share available to common stockholders, for the full year of 2011.

“The strength of our 2012 results reflected the benefits of ongoing investments in our businesses, actions to respond to the low interest rate environment and maintaining an active capital management program,” said Dennis R. Glass, president and CEO of Lincoln Financial Group.  “We enhanced new business profitability through product design and pricing changes, took additional steps related to expenses and interest margins, and would expect these changes to continue to benefit 2013 results.”

	As of or For the		As of or For the
	Quarter Ended		Year Ended
(millions of dollars except per share data)	2012	2011	2012	2011
Net Income (Loss)	$320	$(541)	$1,313	$221
Net Income (Loss) Available to Common Stockholders	320	(541)	1,313	216
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.14	(1.82)	4.56	0.69
Revenues	2,964	2,568	11,532	10,641
Income (Loss) from Operations	310	277	1,284	1,246
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.10	0.91	4.47	3.94
Average Diluted Shares	281.1	303.4	287.6	315.0
ROE (Income from Operations)	11.2%	10.3%	12.0%	11.3%
ROE (Net Income)	11.6%	-20.0%	12.2%	2.0%
Book Value per Share, Including AOCI	$55.14	$44.94	$55.14	$44.94
Book Value per Share, Excluding AOCI	41.11	35.75	41.11	35.75

4Q2012 Operating Highlights
•	Consolidated deposits of $6.9 billion up 27%
•	Consolidated net flows of $2.6 billion up 61%
•	Consolidated account balances of $178 billion up 11%
•	Operating revenues of $2.9 billion up 9%
•	Annuities total deposits of $3.5 billion up 49%
•	Retirement Plan Services total deposits of $1.9 billion up 19%

Full Year 2012 Operating Highlights:
•	Consolidated deposits of $22.9 billion up 6%
•	Consolidated net flows of $6.7 billion up 6%
•	Annuities total deposits of $11.6 billion up 9%
•	Retirement Plan Services total deposits of $6.4 billion up 15%
•	Group Protection sales of $458 million up 16%
•	Sales of variable universal, indexed universal and term life insurance of $273 million up 25%

The quarter’s operating results included $0.03 of net favorable items primarily related to taxes and better than expected investment income from alternative investments and prepayment premiums, partially offset by higher expenses.

Fourth Quarter 2012 – Segment Results

Annuities
The Annuities segment reported income from operations of $162 million in the fourth quarter of 2012, up 24% from $131 million in the prior-year quarter.  Higher fee revenue, driven by a 15% increase in average separate account values, contributed to the increase.

Sales and flows for the quarter and full year continued to reflect the company’s consistent approach to the marketplace with a focus on disciplined product design, including select reductions to guaranteed withdrawal rates in the fourth quarter.

Gross annuity deposits in the fourth quarter of $3.5 billion drove net flows of $1.1 billion and a 13% increase in account values to $97 billion.  Of the $3.0 billion of variable annuity gross deposits in the quarter, over

75% of the deposits were allocated to the Protected Strategies series of risk-managed funds, which embed volatility management inside the client accounts, benefiting the client and reducing hedging costs.

For the full year, gross annuity deposits of $11.6 billion, including $9.8 billion of variable annuity deposits, were up 9% over the prior year.  Annuity net flows were $2.5 billion, up 12% over the prior year.

The quarter included $8 million of net positive items, attributable primarily to taxes.

Retirement Plan Services
Retirement Plan Services reported income from operations of $28 million compared to $33 million in the prior-year quarter.  The decrease was driven primarily by higher expenses and lower net interest margins.

Ongoing investments in distribution and technology resulted in continued expansion of the segment’s market access and servicing capabilities with both contributing to strong production results in the year.

Total deposits of $1.9 billion were up 19% versus the prior-year quarter driven by strong first-year sales and renewal deposits across all markets highlighted by record total deposits in the small-case market. Total net flows in the current quarter were $348 million as compared to $219 million in the prior-year quarter. For the full year, total deposits were up 15% to $6.4 billion, driving net flows of $987 million and contributing to a 12% increase in account balances to $43.9 billion.

Earnings in the quarter included net negative items of $4 million primarily attributable to expenses not expected to repeat.

Life Insurance
Life Insurance income from operations was $147 million compared to $135 million in the prior-year quarter.

Life insurance sales of $226 million decreased 1% over the prior-year quarter and sales for the full year of $588 million fell 16% compared to 2011. Both periods’ results reflected a decline in guaranteed universal life and MoneyGuard sales in response to price increases.  As a result, sales of guaranteed universal life accounted for just 15% of fourth quarter sales and 23% of full year sales.  Strong sales in variable universal life (including Executive Benefits), indexed universal life and term life insurance posted a combined increase of 44% over the fourth quarter of last year and an increase of 25% over the prior year.

Life insurance in-force of $591 billion grew 2% and average account values of $37 billion increased 6% over the prior-year quarter.

The quarter included $9 million of net positive items primarily attributable to net investment income and taxes.

Group Protection
For the fourth quarter, Group Protection income from operations was $13 million, compared to $20 million in the prior-year period.  The non-medical loss ratio of 74.7% in the current quarter increased from 72.2% in the fourth quarter of 2011.

Earnings declined in the quarter as improvements in Group Life mortality, and positive movement in pricing, were offset by higher long-term disability claims and costs associated with investments in distribution and technology.  Earnings in 2013 are expected to improve from 2012 levels as pricing actions gain traction, Group Life results normalize, and Disability loss ratios trend down from the elevated levels experienced in the second half of the year.

Group Protection sales of $206 million for the quarter decreased 1% from the same period last year. Non-medical net earned premiums were $462 million in the fourth quarter, up 12% over the year-ago period.  For the full year, non-medical net earned premiums were $1.8 billion, up 9% and annualized sales of $458 million increased 16% over 2011.

Other Operations
Other Operations reported a loss from operations of $40 million in the quarter versus a loss of $42 million in the prior-year quarter.  The quarter included net unfavorable items of approximately $5 million primarily due to expenses related to the restructuring announced in the third quarter of 2012, partially offset by tax-related adjustments.

Additional Information
As of December 31, 2012, the Company completed a review of its tax balances resulting in the identification of certain tax accounting errors that occurred over a number of years.  While the impact of these errors is not material in any previously reported year, the adjustments to correct the cumulative effect of these errors would be material if recorded in the consolidated statement of operations for the twelve months ended December 31, 2012.

Accordingly, the Company has adjusted the 2011 and 2012 amounts presented in this press release to correct these errors and will be restating its financial statements for 2010, 2011 and the first three quarters of 2012 in its annual report on Form 10-K for the year ended December 31, 2012.  The correction of the errors in these periods primarily relate to the accounting for affordable housing tax credits.  The changes to net income for 2010, 2011 and the nine months ended September 30, 2012, are $(14) million, $(11) million and $21 million, respectively.  In addition, the Company has restated the opening retained earnings balance at January 1, 2010, by $(113) million to record the cumulative effect of the errors for all periods prior to 2010.  For additional information refer to the Company’s fourth quarter 2012 Statistical Supplement.

The current quarter included a $3 million increase in federal income tax expense related to these corrections.  This is representative of the impact on earnings on a prospective basis, primarily in the Life Insurance segment.

Realized Gains and Losses
Realized gains/losses (after-tax) in the quarter included:
•	A net loss from general account investments of $2 million, as compared to a $28 million loss in the prior-year quarter
•	A $13 million variable annuity net derivatives gain

Unrealized Gains and Losses
The company reported a net unrealized gain of approximately $9.4 billion, pre-tax, on its available-for-sale securities at December 31, 2012.  This compares to a net unrealized gain of approximately $6.5 billion at December 31, 2011.

Capital
During the quarter, the company repurchased 3.8 million shares of stock at a cost of $92 million.  As a result of cumulative 2012 share repurchases of $492 million, fourth quarter 2012 average diluted share count was down 7% from fourth quarter 2011.  In addition, the company raised the quarterly common stock dividend 50% to $0.12 per share.

Book Value
As of December 31, 2012, book value per share of common stock, including accumulated other comprehensive income (“AOCI”), increased 23% to $55.14 from a year ago.  Book value per share, excluding AOCI, was $41.11 up 15% from $35.75 a year ago.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 9:00 a.m. (ET) on Thursday, February 7, 2013. Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:        (877) 776-4049 (Domestic)
(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its fourth quarter 2012 statistical supplement on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates.  With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $178 billion as of December 31, 2012.  Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life, disability and dental insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services.  For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Michael Arcaro
	(484) 583-1420	(484) 583-1799
	Investor Relations	Media Relations
	Investorrelations@LFG.com	michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity
Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized net income (loss) by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues, return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations and return on capital are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

(millions of dollars, except per share data)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011(1)	2012	2011(1)

Total Revenues	$2,964	$2,568	$11,532	$10,641
Less:
Excluded realized gain (loss)	17	(149)	(39)	(388)
Amortization of DFEL on benefit ratio unlocking	(1)	1	2	(1)
Amortization of deferred gains arising from reserve changes on business sold through reinsurance	1	1	3	3
Total Operating Revenues	$2,947	$2,715	$11,566	$11,027

Net Income (Loss) Available to Common Stockholders - Diluted	$320	$(541)	$1,313	$216
Less:
Adjustment for deferred units of LNC stock in our deferred compensation plans (2)	-	-	-	(5)
Net Income (Loss)	320	(541)	1,313	221
Less (3):
Excluded realized gain (loss)	11	(97)	(25)	(252)
Benefit ratio unlocking	2	25	25	(15)
Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance	-	1	3	2
Gain (loss) on early extinguishment of debt	(3)	-	(3)	(5)
Impairment of intangibles	-	(747)	2	(747)
Income (loss) from discontinued operations	-	-	27	(8)
Income (Loss) from Operations	$310	$277	$1,284	$1,246

Earnings (Loss) Per Common Share (Diluted)
Income (loss) from operations	$1.10	$0.91	$4.47	$3.94
Net income (loss)	1.14	(1.82)	4.56	0.69

Average Stockholders' Equity
Average equity, including average AOCI	$15,048	$13,475	$14,080	$12,649
Average AOCI	3,979	2,671	3,348	1,632
Average equity, excluding AOCI	11,069	10,804	10,732	11,017
Average goodwill	2,273	2,646	2,273	2,926
Average equity, excluding AOCI and goodwill	$8,796	$8,158	$8,459	$8,091

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	11.6%	-20.0%	12.2%	2.0%
Income (loss) from operations with average equity including goodwill	11.2%	10.3%	12.0%	11.3%
Income (loss) from operations with average equity excluding goodwill	14.1%	13.6%	15.2%	15.4%

(1)	As discussed in the “Additional Information” section, we have adjusted certain prior-period amounts in this and all tables presented within this press release.

(2)
The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

(3)
We use our federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 30, 2012 and 2011 is set forth below.

	As of December 31,
	2012	2011
Book value per share, including AOCI	$55.14	$44.94
Per share impact of AOCI	14.03	9.19
Book value per share, excluding AOCI	41.11	35.75

Lincoln National Corporation
Digest of Earnings

(millions of dollars, except per share data)
	For the Three Months Ended
	December 31,
	2012	2011

Revenues	$2,964	$2,568

Net Income (Loss)	$320	$(541)

Earnings (Loss) Per Common Share - Basic	$1.17	$(1.82)
Earnings (Loss) Per Common Share - Diluted (1)	1.14	(1.82)

Average Shares - Basic	273,675,168	297,894,635
Average Shares - Diluted	281,137,972	303,354,826

	For the Year Ended
	December 31,
	2012	2011

Revenues	$11,532	$10,641

Net Income (Loss)	$1,313	$221
Adjustment for deferred units of LNC stock in our
deferred compensation plans (2)	-	(5)
Net Income (Loss) Available to Common
Stockholders - Diluted	$1,313	$216

Earnings (Loss) Per Common Share - Basic	$4.68	$0.72
Earnings (Loss) Per Common Share - Diluted	4.56	0.69

Average Shares - Basic	280,648,391	307,216,181
Average Shares - Diluted	287,590,845	314,950,051

(1)	In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.

(2)
The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding Company’s ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements related to secondary guarantee universal life and annuities; regulations regarding captive reinsurance arrangements; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•
Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•
Changes in accounting principles generally accepted in the United States, or "GAAP," including the potential incorporation of International Financial Reporting Standards into the U.S  Financial Reporting System that may result in unanticipated changes to our net income;

•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•	Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems;
•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.